News from

Buckeye

FOR IMMEDIATE RELEASE
                                                Contact:                                   Steve Dean
                                                                                                            Sr. Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE ANNOUNCES SPECIALTY WOOD MARKET DOWNTIME

MEMPHIS, TN December 8, 2008 - Buckeye Technologies Inc. (NYSE:BKI) today announced that, due to softening demand and a planned recovery boiler maintenance outage, the Company’s specialty wood pulp facility in Perry, Florida would take production downtime expected to total approximately 9,000 tons during the month of December which is equivalent to 7 production days.

Chairman and CEO John Crowe said, “We are making the decision to take downtime because of recent weak demand in some of the markets for our wood specialty fiber products and the need to perform planned maintenance work on one of our recovery boilers.  Operating our facility during a planned boiler outage increases production costs and reduces our flexibility to produce certain products.  In today’s global economic environment we are focused at all of our operations on meeting our customer needs by matching production to orders, minimizing costs and controlling working capital.”

Mr. Crowe went on to say, “With this added downtime, we would expect our earnings to be below the previously provided range of 12 to 15 cents per share for the October-December quarter.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.